Exhibit 10.3
APOLLO GROUP, INC.
2000 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED JUNE 25, 2009)
ARTICLE 1
PURPOSE
     1.1 GENERAL. The Apollo Group, Inc. 2000 Stock Incentive Plan (the “Plan”) was previously approved by the Board and the Company’s shareholders. The Plan’s purpose is to promote the success and enhance the value of Apollo Group, Inc. (the “Company”) by linking the personal interests of its directors, employees, officers, and executives of, and consultants and advisors to, the Company to those of Company shareholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of directors, employees, officers, and executives of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.
ARTICLE 2
EFFECTIVE DATE
     2.1 EFFECTIVE DATE. The Plan was originally effective as of August 29, 2000 (the “Effective Date”). The Plan has been amended and restated on several occasions since the Effective Date. The effective date of this amended and restated Plan is June 25, 2009.
ARTICLE 3
DEFINITIONS AND CONSTRUCTION
     3.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
          (a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, or Performance-Based Award granted to a Participant under the Plan.
          (b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
          (c) “Board” means the Board of Directors of the Company.

          (d) “Cause” means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the employee, consultant, or advisor (i) fails to substantially perform his duties (other than as a result of Disability), after the Board or the executive to which the Participant reports delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the Participant has not substantially performed his duties; (ii) engages in willful misconduct or gross negligence that is materially injurious to the Company or a Subsidiary; (iii) breaches his duty of loyalty to the Company or a Subsidiary; (iv) unauthorized removal from the premises of the Company or a Subsidiary of a document (of any media or form) relating to the Company or a Subsidiary or the customers of the Company or a Subsidiary; or (v) has committed a felony or a serious crime involving moral turpitude.
          (e) “Change of Control” means and includes each of the following (except as otherwise provided in an Award Agreement):
               (1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or interests of the surviving entity immediately after the merger;
               (2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets aggregating more than 80% of the assets of the Company;
               (3) the holders of the Company’s outstanding voting stock shall approve any plan or proposal for liquidation or dissolution of the Company;
               (4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than (A) an employee benefit plan of the Company or any Subsidiary or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, or (B) any affiliate of the Company as of the Effective Date becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the Stock; or
               (5) during any two-year period, individuals who at the beginning of the period do not constitute a majority of the Board at the end of such period, unless the appointment or the nomination for election by the holders of the Company’s outstanding voting stock of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Committee” means the committee of the Board described in Article 4.
          (h) “Covered Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m) of the Code.

          (i) “Disability” shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease, or mental disorder that in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.
          (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (k) “Fair Market Value” means, as of any relevant date, the closing price of the Stock on that date as reported on the Nasdaq Global Market (or on any other national securities exchange on which the Stock is at the time listed for trading) or, if no closing price is reported for that date, the closing price per share of Stock on the next preceding date for which a closing price was reported.
          (l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
          (m) “Non-Employee Director” means a member of the Board who qualifies as a “NonEmployee Director” as defined in Rule 16b-3 (b)(3) of the Exchange Act, or any successor definition adopted by the Board.
          (n) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
          (o) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.
          (p) “Participant” means a person who, as a director, employee, officer, or executive of, or consultant or advisor providing services to, the Company or any Subsidiary, has been granted an Award under the Plan.
          (q) “Performance-Based Awards” means the Performance Share Awards, Restricted Stock Awards and Restricted Stock Unit Awards granted to selected Covered Employees or other individuals pursuant to Articles 9, 10 and 11, but which are subject to the terms and conditions set forth in Article 12. All Performance-Based Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.
          (r) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre-tax or after-tax net earnings or net income, sales or revenue growth, operating earnings or income, operating cash flows, return on net assets, return on stockholders’ equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, market share, operating income, net operating income or net operating income after tax, operating profit or net operating profit, operating margin, earnings or income before interest and taxes, earnings or income before taxes, earnings or income before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings or income before interest, taxes, depreciation and amortization, operating income before depreciation, amortization and/or charges for stock-based compensation, economic value-added models, cash flow objectives, cost reductions or budget objectives, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.
          (s) “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code for establishing the Performance Goals, specify certain adjustments or modifications to be made in the calculation of the Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions, with such adjustments or modifications to take into account (without limitation) one or more of the following: stock-based compensation charged for the Performance Period pursuant to Statement of Financial Accounting Standards 123R and any other GAAP expense for such Performance Period relating to equity compensation awards, any extraordinary, nonrecurring items as determined in accordance with Accounting Principles Board Opinion No. 30, amounts (including settlement payments, judgment or verdict amounts, legal fees, costs and other litigation/settlement expenses) expensed during the Performance Period in connection with the settlement or disposition of one or more designated litigation matters, the results of operations of any business acquired by the Company or any subsidiary or of any joint venture in which the Company or any subsidiary participates, the divestiture of one or more business operations or the assets thereof and the costs incurred in connection with such acquisitions or divestitures.
          (t) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
          (u) “Performance Share” means a right granted to a Participant under Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
          (v) “Plan” means the Apollo Group, Inc. 2000 Stock Incentive Plan, as amended and restated.

          (w) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.
          (x) “Restricted Stock Unit Award” means restricted stock units awarded to a Participant under Article 11 which will entitle the Participant to receive the shares of Stock underlying such Award upon the attainment of designated performance objectives (which may, but need not, include one or more Performance Goals) or the satisfaction of specified employment or service requirements or upon the expiration of a designated time period following the vesting of such Award.
          (y) “Stock” means Apollo Education Group Class A common stock and such other securities of the Company that may be substituted for such stock, pursuant to Article 14.
          (z) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.
          (aa) “Subsidiary” means any corporation or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
ARTICLE 4
ADMINISTRATION
     4.1 COMMITTEE. The Plan shall be administered solely and exclusively by a Committee appointed by, and serving at the discretion of, the Board. The Committee shall consist of at least three (3) members, each of whom shall qualify as (i) a Non-Employee Director) and (ii) an “outside director” under Code Section 162(m) and the regulations issued thereunder.
     4.2 ACTION BY THE COMMITTEE. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
     4.3 AUTHORITY OF COMMITTEE. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:
          (a) Designate Participants to receive Awards;
          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;
          (d) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;
          (e) Amend, modify, or terminate any outstanding Award, with the Participant’s consent unless the Committee has the authority to amend, modify, or terminate an Award without the Participant’s consent under any other provision of the Plan.
          (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
          (g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;
          (h) Decide all other matters that must be determined in connection with an Award;
          (i) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and
          (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.
     4.4 DECISIONS BINDING. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
     5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 14.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be 25,054,709 shares (which number takes into account all splits of the Class A common stock effected since the Effective Date and after the conversion of the University of Phoenix Online common stock into the Stock). Such share reserve includes (i) the 5,000,000-share increase authorized by the Board in May 2007 and subsequently approved by the holders of the Company’s outstanding voting stock, (ii) an additional 5,000,000-share increase authorized by the Board in January 2008 and subsequently approved by the holders of the Company’s outstanding voting stock, and (iii) the 975,481 shares to be transferred from the Company’s

Long-Term Incentive Plan, effective June 25, 2009, subject, however, to the approval of such transfer by the holders of the Company’s outstanding voting stock. Shares of Stock subject to any Awards made on the basis of such 975,481-share transfer shall not become issuable or exercisable unless and until such stockholder approval is obtained, and such Awards shall become null and void, and no shares of Stock based on such share transfer shall become issuable or exercisable under those Awards, in the event such stockholder approval is not obtained by June 23, 2010.
     5.2 LAPSED AWARDS. To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan.
     5.3 STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
     5.4 LIMITATION ON NUMBER OF SHARES SUBJECT TO AWARDS. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 14.1, the maximum number of shares of Stock for which one or more Awards may be granted to any one Participant during a fiscal year of the Company shall be limited to one million (1,000,000) shares in the aggregate; provided, however, that such limit shall be increased to one million five hundred thousand (1,500,000) shares of Stock in the aggregate for any Awards made to the Participant during the fiscal year of the Company in which such Participant first commences employment or service with the Company.
ARTICLE 6
ELIGIBILITY AND PARTICIPATION
     6.1 ELIGIBILITY.
          (a) GENERAL. Persons eligible to participate in this Plan include all directors, employees, officers, and executives of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Committee.
          (b) FOREIGN PARTICIPANTS. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.
     6.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award under this Plan.

ARTICLE 7
STOCK OPTIONS
     7.1 GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
          (a) EXERCISE PRICE. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Award Agreement; provided, however, that in no event shall the exercise price per share for any Option be less than the Fair Market Value per share of Stock on the actual grant date of that Option.
          (b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in an Award Agreement, an Option will lapse immediately if a Participant’s employment or services are terminated for Cause.
          (c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.
          (d) EVIDENCE OF GRANT. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.
     7.2 INCENTIVE STOCK OPTIONS. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:
          (a) EXERCISE PRICE. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.
          (b) EXERCISE. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.
          (c) LAPSE OF OPTION. An Incentive Stock Option shall lapse under the following circumstances.
               (1) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

               (2) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.
               (3) If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the date on which the Option would have lapsed had the Participant not become Disabled or lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his Disability or death or had previously terminated employment) remained unchanged; or (ii) 12 months after the date of the Participant’s termination of employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so under the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option under the applicable laws of descent and distribution.
          (d) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
          (e) TEN PERCENT OWNERS. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.
          (f) EXPIRATION OF INCENTIVE STOCK OPTIONS. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.
          (g) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
ARTICLE 8
STOCK APPRECIATION RIGHTS
     8.1 GRANT OF SARS. The Committee is authorized to grant SARs to Participants on the following terms and conditions:
          (a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

               (1) The Fair Market Value of a share of Stock on the date of exercise; over
               (2) The exercise price per share of the Stock Appreciation Right as determined by the Committee, which shall in no event be less than the Fair Market Value per share of Stock on the actual grant date of that Stock Appreciation Right.
          (b) OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.
ARTICLE 9
PERFORMANCE SHARES
     9.1 GRANT OF PERFORMANCE SHARES. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.
     9.2 RIGHT TO PAYMENT. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.
     9.3 OTHER TERMS. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.
ARTICLE 10
RESTRICTED STOCK AWARDS
     10.1 GRANT OF RESTRICTED STOCK. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.
     10.2 ISSUANCE AND RESTRICTIONS. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.
     10.3 FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
     10.4 CERTIFICATES FOR RESTRICTED STOCK. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, if certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
ARTICLE 11
RESTRICTED STOCK UNIT AWARDS
     11.1 GRANT OF RESTRICTED STOCK UNIT AWARDS. The Committee is authorized to grant Restricted Stock Unit Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of restricted stock units subject to each such Award. All Restricted Stock Unit Awards shall be evidenced by an Award Agreement.
     11.2 VESTING AND ISSUANCE PROVISIONS.
          (a) Shares of Stock issued pursuant to Restricted Stock Unit Awards may, in the discretion of the Committee, entitle the Participants to receive the shares of Stock underlying those Awards upon the attainment of designated performance objectives (which may, but need not, include one or more Performance Goals) or the satisfaction of specified employment or service requirements or upon the expiration of a designated time period or the occurrence of a designated event following the vesting of the Award, including (without limitation) a deferred distribution date following the termination of the Participant’s employment or service. The vesting and issuance provisions applicable to each Restricted Stock Unit Award shall be set forth in the Award Agreement.
          (b) The Committee shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Restricted Stock Unit Awards so that the shares of Common Stock subject to those Awards shall vest upon the achievement of pre-established corporate performance objectives based on one or more Performance Goals and measured over the performance period specified by the Committee at the time of the Award.

          (c) The Participant shall not have any stockholder rights with respect to the shares of Stock subject to a Restricted Stock Unit Award until that Award vests and the shares of Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Stock, on outstanding Restricted Stock Unit Awards, subject to such terms and conditions as the Committee may deem appropriate.
          (d) Outstanding Restricted Stock Unit Awards shall automatically terminate, and no shares of Stock shall actually be issued in satisfaction of those Awards, if the performance goals or employment or service requirements established for those Awards are not attained or satisfied. The Committee, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding Restricted Stock Unit Awards as to which the designated performance goals or employment or service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of Performance Goals may be waived with respect to Awards which were intended, at the time those Awards were made, to qualify as performance-based compensation under Code Section 162(m), except as otherwise provided in Section 11.2(e) or Section 13.8.
          (e) Each Restricted Stock Unit Award outstanding at the time of a Change in Control shall vest at that time, and the shares of Stock subject to those restricted stock units shall be issued as soon as administratively practicable following the closing of the Change in Control transaction, subject to the Company’s collection of all applicable withholding taxes, or shall otherwise be converted into the right to receive the same consideration per share of Stock payable to the actual holders of the Stock in consummation of the Changer in Control and distributed at the same time as those stockholder payments. Such automatic vesting of the Restricted Stock Unit Awards shall occur pursuant to this Section 11.(e), even though such acceleration may result in their loss of performance-based status under Code Section 162(m).
ARTICLE 12
PERFORMANCE-BASED AWARDS
     12.1 PURPOSE. The purpose of this Article 12 is to provide the Committee the ability to qualify the Performance Share Awards under Article 9, the Restricted Stock Awards under Article 10 and the Restricted Stock Unit Awards under Article 11 as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 12 shall control over any contrary provision contained in Articles 9, 10 or 11.
     12.2 APPLICABILITY. This Article 12 shall apply only to those Covered Employees or other individuals selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards, Performance Share Awards or Restricted Stock Unit Awards to Covered Employees that do not satisfy the requirements of this Article 12. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.
     12.3 DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal and any applicable adjustments under Section 3.1(s), and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof.
     12.4 PAYMENT OF PERFORMANCE AWARDS. Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of the Performance Period to be eligible for a Performance-Based Award for such Performance Period. Furthermore, a Participant shall be eligible to receive payment under a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved, subject to the vesting acceleration provisions of Section 13.8. In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.
     12.5 MAXIMUM AWARD PAYABLE. The aggregate maximum Performance-Based Award payable to any one Participant under the Plan for the Performance Period is one million (1,000,000) shares of Stock, subject to adjustment as provided in Section 14.1. In the event the Performance-Based Award is paid in cash, such maximum Performance-Based Award shall be determined by multiplying one million (1,000,000), subject to adjustment as provided in Section 14.1, by the Fair Market Value of one share of the applicable Stock as of the date of grant of the Performance-Based Award.
ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS
     13.1 STAND-ALONE AND TANDEM AWARDS. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
     13.2 EXCHANGE PROVISIONS. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award, based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     13.3 TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.
     13.4 FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, promissory note, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by and at the discretion of, the Committee
     13.5 LIMITS ON TRANSFER. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.
     13.6 BENEFICIARIES. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant’s spouse as his beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.
     13.7 STOCK CERTIFICATES. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.
     13.8 ACCELERATION UPON A CHANGE OF CONTROL. If a Change of Control occurs, all outstanding Options, Stock Appreciation Rights, and other Awards (including, without limitation, Performance-Based Awards) that relate to the grant of Stock shall become fully exercisable and all restrictions on such outstanding Awards shall lapse. Shares subject to outstanding Restricted Stock Unit Awards or Performance Share Awards (including

Performance-Based Awards) shall vest and become immediately issuable at the closing of such Change in Control (or shall otherwise be converted into the right to receive the same consideration per share of Stock payable to the actual holders of the Stock in consummation of the Changer in Control and distributed at the same time as those stockholder payments). To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.
ARTICLE 14
CHANGES IN CAPITAL STRUCTURE
     14.1 GENERAL. In the event stock dividend is declared upon the Stock, the number of shares of Stock subject to the Plan and subject to each outstanding Award shall be increased proportionately, and the exercise price or issue price per share (if any) in effect for that Award shall also be equitably adjusted to reflect such stock dividend: provided, however, that that the aggregate exercise price or issue price shall remain the same. Should any change be made to the outstanding Stock by reason of any stock split or split-up, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Stock as a class effected without the Company’s receipt of consideration, or should the value of outstanding shares of Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Committee to the number and/or class of securities issuable under the Plan, the maximum number and/or class of securities for which Awards may be made to any one Participant and the number and/or class of securities subject to each outstanding Award and the exercise price or issue per share (if any) in effect for that Award in such manner as the Committee deems appropriate to preclude the dilution or enlargement of rights under such Award, and such adjustments shall be final, binding and conclusive; provided, however, that in the event of a Change of Control, the adjustments (if any) shall be made in accordance with the applicable provisions of Section 13.8 governing Change of Control transactions. Notwithstanding the above, the conversion of any convertible securities of the Company shall not be deemed to have been “effected without the Company’s receipt of consideration.
ARTICLE 15
AMENDMENT, MODIFICATION, AND TERMINATION
     15.1 AMENDMENT, MODIFICATION, AND TERMINATION. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain any required approval of any Plan amendment by the holders of the Company’s outstanding voting stock in such a manner and to such a degree as required.

     15.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.
ARTICLE 16
GENERAL PROVISIONS
     16.1 NO RIGHTS TO AWARDS. No Participant, employee, or other person shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.
     16.2 NO SHAREHOLDER RIGHTS. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
     16.3 WITHHOLDING. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With the Committee’s consent, a Participant may elect to have the Company withhold from the Stock that would otherwise be received upon the exercise of any Option or Stock Appreciation Right or the issuance of Stock pursuant to any vested Restricted Stock Unit Award, a number of shares of Stock having a Fair Market Value equal to the minimum statutory amount necessary to satisfy the Participant’s applicable federal, state, local and foreign income and employment tax withholding obligations with respect to such exercise or issuance.
     16.4 NO RIGHT TO EMPLOYMENT OR SERVICES. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.
     16.5 UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
     16.6 INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
     16.7 RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.
     16.8 EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.
     16.9 TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
     16.10 FRACTIONAL SHARES. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.
     16.11 SECURITIES LAW COMPLIANCE. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
     16.12 GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
     16.13 GOVERNING LAW. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.